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                                                                  Exhibit 99.2

                               MORAGA CAPITAL LLC
                         1640 School Street, Suite 100
                            Moraga, California 94556

                                 April 3, 1996

Mr. Herbert M. Gelfand
Chairman of the Board
De Anza Corporation
Operating General Partner
De Anza Properties - X
9171 Wilshire Boulevard, Suite 627
Beverly Hills, California 90210

        Re:  De Anza Properties - X
        ---------------------------

Dear Mr. Gelfand:

        Enclosed is a letter from the undersigned and certain other limited partners of De Anza Properties - X requesting a meeting of the limited partners of De Anza Properties - X. The reasons for calling the meeting, which are spelled out more fully in the enclosed letter, relate to:

        o entering into a new management contract for the Woodbridge Meadows Apartments with a nationally or regionally recognized, experienced and qualified apartment property management firm following a competitive bidding process;

        o entering into an arrangement with a real estate syndication firm to provide administrative services to the partnership that are necessary for the operation of the partnership and its properties;

        o amending Section 24.2 of the partnership agreement to require that the consent of a limited partner to be adversely affected is required in the case of an amendment to alter the
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De Anza properties - X
April 3, 1996
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           interest of a limited partner in profits or losses or in
           distributable cash or sale or refinancing proceeds; and

        o amending the allocation of profits and distributable cash as between the general partners and the limited partners such that the interest of the general partners, which is currently 23.6816%, would be reduced by 5% of such amount as of the last day of each month occurring in the period commencing 90 days after the adoption of such amendment and continuing until such time as the partnership's sole remaining property has been sold and at least 95% of the proceeds attributable to such sale have been distributed to the partners, and the interest of the limited partners would be increased as of the last day of each month occurring in such period by the amount of each such reduction.

        The first two proposed amendments referenced above relate to improving the economics of De Anza Properties - X for the benefit of all the partners of De Anza Properties - X. The Affiliated Partners (as such term is defined in the enclosed letter) believe that the terms of the property management and administrative arrangements that are currently in place at De Anza
Properties - X can be replaced with comparable services provided by unaffiliated third parties at significant cost savings. In particular, we believe that various property management firms would be willing to assume the management of the Woodbridge Meadows Apartments for a fee equal to 4% of the aggregate gross receipts from the operation of the property without the need for any additional reimbursable cost or expense. Further, we believe that the administration of De Anza Properties - X by the Operating General Partner is an uneconomical endeavor, and that significant economies of scale could be recognized if administrative services were provided by a third party that provides similar services to other limited partnerships. We estimate that the cost savings that could be realized from these two areas would allow the dividend rate for the partnership to be increased from the current rate of 6% to approximately 10%.

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De Anza Properties - X
April 3, 1996
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        As to the latter two proposed amendments, the Affiliated Partners believe that the allocation of distributable cash and profits to the general partners is too high, as any future growth in value disproportionately benefits the general partners. We also believe that Woodbridge Meadows Apartments, the sole remaining real property owned by the partnership, should be sold in an expeditious manner. Further, we believe that the proposed reduction is an equitable one since it would not take effect until three months following its adoption and would then be implemented in steps on a monthly basis, creating an incentive for the general partners to arrange for the sale of the Woodbridge Meadows property and to distribute the proceeds therefrom in an expeditious manner.

        Representatives of the Affiliated Partners would be happy to meet with you to discuss the proposed amendments after you have had an opportunity to review the enclosed letter. You may contact the undersigned by telephone at
(516) 822-0022, or, if you prefer, your counsel may contact James E. Lyons of Skadden, Arps, Slate, Meagher & Flom, counsel to the undersigned.


                                            Very truly yours,


                                            Moraga Capital, LLC



                                            By:  /s/ Michael L. Ashner
                                               -------------------------
                                                 Name: Michael L. Ashner
                                                 Title: Member